UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 6, 2006

Collegiate Funding Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50846	04-3649118
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia		22408
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(540) 374-1600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2006, Collegiate Funding Services Resources III, LLC ("CFSR II"), a wholly-owned subsidiary of Collegiate Funding Services, Inc. entered into a one-year, $250.0 million conduit warehouse financing facility to fund the purchase of private education loans. The conduit lender that will provide financing to CFSR III under the facility is administered by Bank of America, N.A. as funding agent and administrative agent.

The private loan warehouse facility will be used to fund private loan purchases prior to securitization of the portfolio. The facility is secured by a portfolio of private loans financed under the facility. The interest rate on funds advanced by the conduit lenders is calculated based on the commercial paper rate plus a markup. The warehouse facility contains affirmative and negative covenants, reporting requirements and covenants relating to loan servicing. Loan-level insurance on the private loan portfolio is required. An event of termination under the private conduit facility will occur if, among other things, the credit characteristics or the performance of the private loan portfolio decline.

Item 1.02 Termination of a Material Definitive Agreement.

On January 6, 2006, Collegiate Funding Services II, LLC ("CFSR II"), a wholly owned subsidiary of Collegiate Funding Services, Inc. ("CFSI"), Citicorp North America, Inc. and the conduit lenders party thereto, agreed to terminate the one-year, $180.0 million conduit warehouse financing facility that CFSR II was using to fund the purchase of private education loans. A copy of the agreement was filed on November 7, 2005 as Exhibit 4.8 to CFSI’s registration statement on Form 10-Q, as amended (SEC File No. 000-50846).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collegiate Funding Services, Inc.

January 12, 2006	By:	/s/ Kevin A. Landgraver

Name: Kevin A. Landgraver
Title: Chief Financial Officer and Executive Vice President